SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                              FORM 8-K

                             CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of
                    The Securities Exchange Act of 1934

                            July 21, 2006
              Date of Report (Date of earliest event reported)

                             B-FAST CORP.
         (Exact name of registrant as specified in its charter)

Louisiana                            1-10190                    72-0385274
(State or other jurisdiction       (Commission               (IRS Employer
of incorporation)                  File Number)              Ident. No.)











   660 Newtown-Yardley Road, Newtown, Pennsylvania            17703
(Address of principal executive offices)                  (Zip Code)



                            (215) 860-5600
            Registrant?s telephone number, including area code

                                N/A
(Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))













Item 2		Acquisition or Disposition of Assets.


	On July 25, 2006, b-Fast Corp. (the ?Company?) sold the Company?s Fixed Base Operation (?FBO?) at the Harrisburg International Airport to Avflight Harrisburg Corporation (?Avflight?). The FBO at Harrisburg was the Company?s last remaining FBO facility. Pursuant to the terms of the FBO Transfer Agreement (the ?Agreement?), the Company received $525,000 at closing. In addition, at closing, Avflight paid over to the Company an amount equal to the Company?s direct cost of inventory (as that term is defined in the Agreement, and will pay over the amount of $485,000 in 20 equal quarterly installments of $24,250, commencing on October 31, 2006, subject to offset for certain enumerated expenses that may be incurred by Avflight during the installment period. In addition, Avflight will pay the amount of $1,600,000 to the Company within 10 days of the satisfaction of certain conditions enumerated in the Agreement, including, but not limited to shareholder ratification of the transaction, provided however, that if all of the conditions are not met by the Company on or before July 25, 2007, then Avflight will have no obligation to pay over to the Company this additional amount. Finally, the Company, and the President and CEO of the Company both executed non-competition agreements with Avflight.
The sale price was determined by negotiation of the parties. The Company will use the proceeds of the sale as working capital and to pay down certain indebtedness owed by it.


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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


B-FAST CORP.



Dated:  July 27, 2006






                                              By: /s/   Paul Slack
                                                        Paul Slack
                                                        Chief Accounting Officer







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